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                                                                Exhibit No. 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 13, 1997, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-27245) and related Prospectus of Eastern Environmental Services, Inc. for the registration of 4,500,000 shares of its common stock, and to the incorporation by reference therein, of our report dated June 19, 1997, with respect to the combined financial statements of Waste Services, Inc. and Affiliates, included in Eastern Environmental Services, Inc.'s Current Report on Form 8-K dated May 12, 1997 (as amended July 11, 1997 on Form 8-K/A), filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
July 11, 1997